Exhibit 99.1

December 29, 2015

Echo Global Logistics, Inc. Announces Common Stock and Convertible Note Repurchase Program

CHICAGO, IL — (Marketwired) — 12/29/15 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services (“Echo” or the “Company”), today announced that its Board of Directors has approved a repurchase program for up to an aggregate of $50 million of the Company’s outstanding common stock and 2.50% convertible senior notes due 2020, through December 31, 2017.

Under the program, purchases may be made from time to time in the open market, or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission. The Company expects to fund all purchases from cash on hand, cash available under the Company’s revolving credit facility and future cash flows from operations.  The Company is not obligated to acquire a particular number of shares or principal amount of convertible notes, and the program may be discontinued at any time at the Company’s discretion.

“The repurchase program gives us the option to capitalize on opportunities provided by the market to create additional shareholder value, while maintaining the flexibility to invest in our growth,” said Douglas R. Waggoner, Chairman and Chief Executive Officer of Echo. “Today’s announcement highlights our belief in the strength of our business.”

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 30,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 that we filed with the SEC. The forward-looking statements speak only as of the date of this release, and Echo is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ECHO: Corporate

INVESTOR RELATIONS CONTACTS:

Kyle Sauers

Chief Financial Officer

Echo Global Logistics

(312) 784-7695

Zach Jecklin

Director of Finance

Echo Global Logistics

(312) 784-2046

MEDIA CONTACTS:

Christopher Clemmensen

SVP of Marketing

Echo Global Logistics

(312) 784-2132